UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2015 (December 3, 2015)

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-36415	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pentlands Science Park

Bush Loan, Penicuik, Midlothian

EH2 OPZ United Kingdom

(Address of Principal Executive Offices)

011-44-0131-445-6159

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 3, 2015, Quotient Limited, through its wholly owned subsidiary Quotient Biocampus Limited (the “Company” or “we”, “us” and “our”), entered into a design and build contract (the “Contract”) with MW High Tech Projects UK Limited (“MW”) for the construction of a new product development and manufacturing facility (the “Biocampus Facility”). We intend to construct the new facility at a 3.18 hectare site at the Midlothian Biocampus (the “Biocampus Site”) near Edinburgh, Scotland. The 96,000 square foot building will ultimately consolidate the product development, manufacturing and corporate offices for our conventional reagent business and contain our research and development laboratories for MosaiQ™ – our next generation automation platform for diagnostics. Under the Contract, MW will provide design and construction services to us in connection with the build of the Biocampus Facility.

The Contract provides for the first phase of the project, encompassing product manufacturing, which is expected to be completed by August 2017. The estimated cost of the first phase is approximately £15 million, or $23 million at current exchange rates, with funding expected to be provided primarily from the proceeds of a sale and leaseback transaction. Payments under the Contract will generally be made on a monthly basis and will generally be based on the progress of construction.

Item 8.01. Other Events.

We have also entered into an arrangement to purchase the Biocampus Site upon completion of construction of the first phase of the Biocampus Facility for a total consideration of £986,000, or approximately $1.5 million at current exchange rates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 9, 2015	QUOTIENT LIMITED

	By:	/s/ Stephen Unger
		Name:	Stephen Unger
		Title:	Chief Financial Officer